Exhibit 23.02
Consent of Independent Registered Public Accounting Firm
To the Partners of
Quadriga Superfund, L.P. — Series A and Series B:
We consent to the inclusion in the Registration Statement on or about September 13, 2006 of our report dated March 4, 2005, with respect to the financial statements of Quadriga Superfund, L.P. — Series A and Series B as of December 31, 2004 and 2003 and for the years then ended. We also consent to the references to our firm under the heading “Experts” in the Prospectus.
/s/   KPMG LLP
New York, New York
September 13, 2006